EXHIBIT 99.1
                                                                    ------------



                                                               [GRAPHIC OMITTED]
                                                                LOGO - MERISTAR]

================================================================================
FEBRUARY 12, 2003

MERISTAR HOSPITALITY CORPORATION REPORTS FOURTH-QUARTER, FULL-YEAR RESULTS

WASHINGTON--Feb. 12, 2003--MeriStar Hospitality Corporation (NYSE: MHX), the nation's third largest hotel real estate investment trust (REIT), today announced results for the fourth quarter and year ended December 31, 2002.

For the 2002 fourth quarter, the company's net loss, which includes several one-time charges described below, was $(124.9) million, or $(2.76) per diluted share, compared to $(61.8) million, or $(1.37) per share in the 2001 fourth quarter. Comparative funds from operations (FFO), assuming conversion of the company's convertible notes, were $9.6 million, or $0.18 per share, compared to $14.2 million, or $0.27 per share, in the 2001 fourth quarter. FFO per share results were $0.01 higher than the consensus analysts' estimate of $0.17. Comparative FFO represents funds from operations, as defined by the National Association of Real Estate Investment Trusts, adjusted for significant non-recurring or unusual items, and the effect of non-hedging derivatives. The company has historically reported FFO per share results based on conversion of its convertible notes, as the assumed conversion has been dilutive to annual FFO per share results. For both the fourth quarter and full year 2002, conversion of the notes was anti-dilutive. Comparative FFO for the 2002 fourth quarter, assuming the convertible notes were not converted, was $7.8 million, or $0.16 per diluted share, compared to $12.4 million, or $0.26 per share in the 2001 fourth quarter.

Revenues increased 3.8 percent to $229.9 million for the fourth quarter of 2002. Comparative earnings before interest expense, income taxes, depreciation and amortization (EBITDA) decreased 1.6 percent to $43.1 million.

During the fourth quarter of 2002, the company recorded the following charges to earnings:

     o An asset impairment charge of $63.4 million related to the write-down of hotel assets currently being marketed based on anticipated sales values. The hotel assets currently being marketed are non-core assets, consistent with the assets that were sold in 2002.

     o A loss on discontinued operations of $30.5 million, which included an asset impairment charge of $15.4 million on a hotel asset classified as "held for sale."

     o A $14.5 million charge to write down our note receivable from Interstate Hotels & Resorts. In January 2003, the company received $42.1 million, plus accrued interest, in settlement of the $56.1 million note.

     o $3.2 million of costs related to the separation of management functions between the company and Interstate Hotels & Resorts.

     o A write-off of $1.6 million of deferred costs related to the credit facility that was refinanced in the fourth quarter of 2002.

For the 2002 fourth quarter, comparable revenue per available room (RevPAR) rose
4.5 percent to $55.75 compared to the fourth quarter of 2001. A 5.9 percent increase in occupancy to 59.1 percent was partially offset by a 1.4 percent decline in average daily rate (ADR) to $94.27.

"We saw our first quarterly year-over-year RevPAR improvement since the first quarter of 2001, yet we continued to feel the impact of the ongoing sluggish economy," said Paul W. Whetsell, chairman and chief executive officer. "Occupancy was up almost 6.0 percent for the quarter but a decline in average rate was the primary reason for the softer than expected RevPAR results. We were able to achieve FFO per share results in line with our guidance by controlling owner expenses and generating stronger than anticipated food and beverage revenue, despite weaker than expected RevPAR."

During the fourth quarter, the company continued to execute its strategy of selling non-core assets with the sales of hotel assets in Las Vegas and San Diego, and in January 2003, sold a second Las Vegas hotel. Total net proceeds from the sales of these three assets were approximately $47 million. Whetsell noted that the company has seven additional non-core assets actively being marketed, which are expected to generate $50 million to $60 million in proceeds.

Also during the quarter, MeriStar made a number of executive changes in order to separate management responsibilities from Interstate Hotels & Resorts, operator of all 106 hotels. "With the challenging economic environment and Interstate's increased size due to its recent merger, both companies required the full-time attention of a dedicated management team," he explained. "Bruce Wiles was promoted to chief operating officer, Donald Olinger joined MeriStar from Host Marriott as chief financial officer, and Jerome Kraisinger will join MeriStar shortly as general counsel." Whetsell remains chairman and chief executive officer of both MeriStar Hospitality and Interstate Hotels & Resorts.

Full-Year Results

For the full year 2002, the company's net loss available to common stockholders was $(161.3) million, or $(3.59) per diluted share, compared to a loss of $(43.3) million, or $(0.97) per share in 2001. Revenues declined 7.0 percent to $983.5 million in 2002. EBITDA dropped 19.4 percent from 2001 to $215.8 million. Comparative FFO, assuming conversion of the convertible notes, was $79.8 million, or $1.49 per share, compared to $147.0 million, or $2.77 per share in 2001. Comparative FFO for the 2002 full year, assuming the convertible notes were not converted, was $72.5 million, or $1.48 per share. RevPAR for all hotels owned for the full year declined 8.6 percent to $63.69, with a 5.9 percent decrease in average daily rate to $99.44 and a 2.9 percent decline in occupancy to 64.0 percent.

Operating Performance in Significant Markets

MeriStar's fourth-quarter RevPAR increase was led by double-digit growth in six of 13 major markets where the company has a significant concentration of properties, including Chicago, the Mid-Atlantic, Orlando and Southwest Florida. Only four markets showed declines, two of which, New Jersey and Connecticut, continue to be heavily impacted by weak demand in New York City.

"We expect RevPAR improvements to continue to be difficult to achieve primarily as a result of pressure on room rates," Whetsell said. "We have highly sophisticated systems that allow us to monitor room rates and occupancy on a real-time basis to help us achieve the best mix of business at our properties."

RevPAR and EBITDA contributions in significant markets for the fourth quarter and full year 2002 are as follows:

                                            THREE  MONTHS ENDED
                                             DECEMBER 31, 2002
                                             -----------------
                                                    EBITDA     % OF
                                       REVPAR    CONTRIBUTION  TOTAL
                                       CHANGE     (IN 000S)    EBITDA
                                     ----------- ------------  ------
Mid-Atlantic                               10.8%        5,947    13.8%
New Jersey                                -17.7%        4,198     9.8%
Northern California                         6.6%        1,048     2.4%
Southern California                         7.9%        2,722     6.3%
Southwest Florida                          15.4%         (866)   -2.0%
Tampa/Clearwater                            2.7%        1,829     4.2%
Houston                                    -2.2%        2,318     5.4%
Orlando                                    13.1%        1,702     3.9%
Chicago                                    17.4%        1,622     3.8%
Atlanta                                    14.8%        1,698     4.0%
Colorado                                   12.8%          557     1.3%
Connecticut                                -5.5%          574     1.3%
Dallas                                     -1.2%          404     0.9%


                                            TWELVE MONTHS ENDED
                                             DECEMBER 31, 2002
                                             -----------------
                                                    EBITDA     % OF
                                       REVPAR    CONTRIBUTION  TOTAL
                                       CHANGE     (IN 000S)    EBITDA
                                     -----------  -----------  -------
Mid-Atlantic                               -1.7%       26,566    12.3%
New Jersey                                -22.8%       14,351     6.6%
Northern California                       -19.5%       11,953     5.5%
Southern California                        -9.2%       13,613     6.3%
Southwest Florida                          -9.5%       10,185     4.7%
Tampa/Clearwater                          -11.5%       12,152     5.6%
Houston                                    -7.7%        9,827     4.6%
Orlando                                    -7.3%        9,497     4.4%
Chicago                                   -11.2%        6,184     2.9%
Atlanta                                     0.5%        7,876     3.6%
Colorado                                   -5.7%        4,710     2.2%
Connecticut                               -13.6%        3,117     1.4%
Dallas                                    -14.4%        2,096     1.0%

Increased Liquidity

"Improving liquidity will continue to be a major focus in 2003," said Donald D. Olinger, executive vice president and chief financial officer. "The sale of the two hotels in the fourth quarter generated proceeds of $35 million. Following the close of the quarter, the company received a total of $54 million from the sale of a hotel in Las Vegas and the settlement of the note receivable from Interstate Hotels & Resorts."

At the end of January 2003, MeriStar had approximately $70 million of cash, including $50 million of unrestricted cash. The company intends to carry a similar or slightly larger balance throughout 2003. Depending on the timing of additional asset sales and the operating climate, the company may use a portion of its available cash to buy back its debt in the open market.

The sale of the three hotels and settlement of the note with Interstate impacted the company's leverage covenant due to the loss of trailing EBITDA on a pro forma basis. "We currently have no borrowings on our bank credit facility and do not anticipate the need to draw on it during 2003," Olinger said. "We have decided to increase our cash reserves with the proceeds from our most recent transactions, as opposed to reducing our debt outstanding; therefore, we are not able to draw on our credit facility at this time. We are currently in compliance with all of our debt agreements. As we continue to sell non-core hotel assets and hold the cash on our balance sheet, our credit facility leverage ratios will decline on a trailing basis. Therefore, we intend to negotiate an amendment to the facility to maintain our future compliance until such time as we apply this unrestricted cash to reduce our leverage."

Key Financial Information

- Total debt to annual EBITDA 7.7x
- Total net debt to annual EBITDA 7.4x
- Annual interest coverage ratio 1.5x
- Capital expenditures, fourth quarter $9.7 million
- Capital expenditures, full year $37.7 million
- Cash balance at December 31, 2002 $54.3 million

Long-Term Debt

Long-term debt as of December 31, 2002 consists of the following (amounts in thousands):

                                                 INTEREST
                                    BALANCE        RATE       MATURITY
                                    -------        ----       --------
Revolver                        $      -      LIBOR +388bps     2003
Convertible Notes                   154,300           4.75%     2004
Subordinated Notes                  203,205           8.75%     2007
Senior Unsecured Notes              299,325           9.00%     2008
Senior Unsecured Notes              248,637          10.50%     2009
CMBS                                314,626           7.76%     2009
Senior Unsecured Notes              395,978           9.13%     2011
Mortgage Debt and Other              38,031           9.00%    Various
                                -----------
                                $ 1,654,102

2003 Outlook

"At this time, we anticipate 2003 will be another challenging year for the hotel industry," said Whetsell. "The state of the economy and the concerns over a possible war with Iraq make visibility difficult. However, we will continue to focus on maximizing operating profit margins and increasing market share, and we expect industry fundamentals to begin to turn favorable in the second half of 2003."

As previously stated, the company increased cash reserves with proceeds from the recent asset sales in 2002 and 2003, as well as from the settlement of the note with Interstate in 2003 in lieu of repaying debt. The net effect of these transactions is a reduction of $10 million in FFO from 2002 to 2003. The company's estimates also exclude the potential benefit of interest savings from any future debt repurchases.

Based on current projections, the company estimates that first-quarter 2003 RevPAR will be down 2 percent to 4 percent, compared to the 2002 first quarter. First-quarter 2003 EBITDA is expected to be between $46 million and $50 million, and FFO per share between $0.22 and $0.30. For the full year, the company projects RevPAR to be flat to up two percent. The company projects full-year EBITDA of $190 million to $200 million and FFO per share of $1.00 to $1.20. Capital expenditures are expected to be between $40 million and $50 million. Based on these anticipated operating levels, the company does not anticipate paying a dividend in 2003.

MeriStar will hold a conference call to discuss its fourth-quarter and full-year results today, February 12, at 10 a.m. Eastern time. Interested parties may visit the company's Web site at www.meristar.com and click on Investor Relations and then Fourth-Quarter conference call.

Interested parties also may listen to an archived webcast of the conference call on the Web site, or may dial (800) 405-2236, pass code 522007 to hear a telephone replay. The telephone replay will be available through Monday, February 17, 2003.

Washington, D.C.-based MeriStar Hospitality Corporation owns 106 principally upscale, full-service hotels in major markets and resort locations with 27,432 rooms in 26 states, the District of Columbia and Canada. The company owns hotels under such internationally known brands as Hilton, Sheraton, Marriott, Westin, Radisson and Doubletree. For more information about MeriStar Hospitality Corporation, visit the company's Web site: www.meristar.com.

This press release includes various references to comparative FFO and EBITDA. Comparative FFO represents funds from operations, as defined by the National Association of Real Estate Investment Trusts, adjusted for significant non-recurring or unusual items, and the effect of non-hedging derivatives. The company considers comparative FFO and EBITDA to be indicative measures of its operating performance due to the significance of its long-lived assets, and because such data is considered useful by the investment community to better understand the company's results, and can be used to measure its ability to service debt, fund capital expenditures, and expand its business. However, such information should not be considered as an alternative to net income, operating profit, cash from operations, or any other operating or liquidity performance measure prescribed by accounting principles generally accepted in the United States. Cash expenditures for various long-term assets, interest expense (for EBITDA purposes only) and other items that have been, and will be, incurred are not reflected in the comparative FFO and EBITDA presentations. Although FFO and EBITDA are considered standard benchmarks utilized by the investment community, our comparative FFO and EBITDA may not be comparable to similarly titled measures reported by other companies.

This press release contains forward-looking statements about MeriStar Hospitality Corporation, including those statements regarding future operating results and the timing and composition of revenues, among others. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the following: the current slowdown of the national economy; economic conditions generally and the real estate market specifically; the impact of the September 11, 2001 terrorist attacks or actual or threatened future terrorist incidents; legislative/regulatory changes, including changes to laws governing the taxation of REITs; availability of capital; interest rates; competition; supply and demand for hotel rooms in our current and proposed market areas; and changes in general accounting principles, policies and guidelines applicable to REITs. Additional risks are discussed in the company's filings with the Securities and Exchange Commission, including the company's annual report on Form 10-K for the year ended December 31, 2001.

MeriStar Hospitality Corporation Statements of Operations (Unaudited, in thousands except per share amounts and operating statistics)

                              THREE MONTHS ENDED   TWELVE MONTHS ENDED
                                 DECEMBER 31,         DECEMBER 31,
                                 ------------         ------------
                                 2002      2001       2002       2001
                                 ----      ----       ----       ----
 Revenue
    Hotel operations:
       Rooms                 $140,016  $133,423   $634,920   $689,215
       Food and beverage       69,282    66,492    257,034    265,815
       Other operating
        departments            16,561    16,425     73,817     80,385
    Participating lease
     revenue                        -       448          -      5,094
    Office rental and other
     revenue                    4,037     4,646     17,682     16,829
                            ---------- --------- ---------- ----------
 Total revenue                229,896   221,434    983,453  1,057,338

                              THREE MONTHS ENDED   TWELVE MONTHS ENDED
                                 DECEMBER 31,         DECEMBER 31,
                                 ------------         ------------
                                 2002      2001       2002       2001
                                 ----      ----       ----       ----
 Hotel operating expenses
   by department:
   Rooms                       37,600    34,409    156,773    167,265
   Food and beverage           48,169    45,309    184,913    191,838
   Other operating
    departments                10,154     9,333     43,003     43,032
 Office rental, parking and
  other operating expenses        720       613      3,004      3,057
 Undistributed operating
  expenses:
    Administrative and
     general (1)               43,598    39,995    170,456    166,726
    Property operating costs   34,505    32,756    149,971    156,350
    Property taxes,
     insurance and other       15,552    17,113     67,732     73,418
    Depreciation and
     amortization              30,164    29,065    119,998    113,278
    Interest expense, net      33,863    30,826    136,429    122,472
    Change in fair value of
     non-hedging derivatives      235         -      4,446          -
    Loss on asset
     impairments               63,364    32,335     63,364     32,335
    Write down of note
     receivable from
     Interstate Hotels and
     Resorts                   14,517         -     14,517          -
    Write off of deferred
     costs                      1,615         -      3,144          -
    Loss on fair value of
     non-hedging derivatives        -     6,666      4,735      6,666
    Swap termination costs          -         -          -      9,297
    Write down of investment
     in STS Hotel Net               -         -          -      2,112
    FelCor merger costs             -         -          -      5,817
    Costs to terminate
     leases with Prime
     Hospitality Corporation        -         -          -      1,315
                            ---------- --------- ---------- ----------
 Total expenses               334,056   278,420  1,122,485  1,094,978
                            ---------- --------- ---------- ----------

 Loss from continuing
     operations before
     minority interests,
     loss on sale of
     assets, income taxes,
     discontinued opera-
     tions, and
     extraordinary loss      (104,160)  (56,986)  (139,032)   (37,640)

 Minority interests             8,609     5,090     10,574      2,958
 Loss on sale of assets             -         -          -     (2,176)
 Income tax benefit               574     1,705      1,479      1,101
                            ---------- --------- ---------- ----------

 Loss from continuing
     operations before
     discontinued operations
     and extraordinary loss   (94,977)  (50,191)  (126,979)   (35,757)

                              THREE MONTHS ENDED   TWELVE MONTHS ENDED
                                 DECEMBER 31,         DECEMBER 31,
                                 ------------         ------------
                                 2002      2001       2002       2001
                                 ----      ----       ----       ----
 Discontinued operations (2):
   Loss from discontinued
    operations (3)            (30,512)  (10,442)   (34,956)    (4,413)
   Income tax benefit             613       287        687        121
                            ---------- --------- ---------- ----------

Loss from discontinued
 operations                   (29,899)  (10,155)   (34,269)    (4,292)

 Loss before extraordinary
  loss                       (124,876)  (60,346)  (161,248)   (40,049)

 Extraordinary loss on early
  extinguishment of debt,
  net of taxes                      -    (1,489)         -     (2,713)
                            ---------- --------- ---------- ----------

 Net loss                    (124,876)  (61,835)  (161,248)   (42,762)

 Dividends declared on
  unvested restricted stock         -        (4)        (4)      (502)
                            ---------- --------- ---------- ----------
 Loss available to common
  stockholders              $(124,876) $(61,839) $(161,252)  $(43,264)
                            ========== ========= ========== ==========

Loss per diluted common
 share                         $(2.76)   $(1.37)    $(3.59)    $(0.97)
                            ========== ========= ========== ==========


                             THREE MONTHS ENDED  TWELVE MONTHS ENDED
                                 DECEMBER 31,         DECEMBER 31,
                                 ------------         ------------
                                 2002      2001       2002       2001
                                 ----      ----       ----       ----
 Comparative funds from
    operations (4), diluted:
    Loss before
     extraordinary loss     $(124,876) $(60,346) $(161,248)  $(40,049)
    Loss on asset
     impairments, net of
     minority interest         78,391    42,497     78,391     42,497
    Loss on sold assets, net
     of taxes                  14,497         -     20,773      2,132
   Minority interest to
    common OP unit holders     (8,750)   (5,230)   (11,139)    (3,523)
   Interest on convertible
    debt                            -         -          -      7,329
   Hotel depreciation and
    amortization               28,941    28,970    115,786    113,167
                            ---------- --------- ---------- ----------

Funds from operations         (11,797)    5,891     42,563    121,553

   Interest rate swaps            235         -      4,446          -

                              THREE MONTHS ENDED   TWELVE MONTHS ENDED
                                 DECEMBER 31,         DECEMBER 31,
                                 ------------         ------------
                                 2002      2001       2002       2001
                                 ----      ----       ----       ----
   Significant non-recurring
    items, net of minority
    interest and taxes:
    Write down of note
     receivable from
     Interstate Hotels and
     Resorts                   14,511         -     14,511          -
    Restructuring and
     organization costs (1)     3,243         -      3,243      1,053
    Write off of deferred
     costs                      1,614         -      3,103          -
    Loss on fair value of
     non-hedging derivatives        -     6,500      4,617      6,500
    Swap termination costs          -         -          -      8,998
    Write down of investment
     in STS Hotel Net               -         -          -      2,046
    FelCor merger costs             -         -          -      5,622
    Costs to terminate
     leases with Prime
     Hospitality Corporation        -         -          -      1,272
                            ---------- --------- ---------- ----------

 Comparative funds from
  operations                   $7,806   $12,391    $72,483   $147,044
                            ========== ========= ========== ==========

 Weighted average number of
  diluted shares of common
  stock and operating units
  outstanding                  49,042    48,397     48,900     53,063
                            ========== ========= ========== ==========

 Comparative funds from
  operations per diluted
  share                         $0.16     $0.26      $1.48      $2.77
                            ========== ========= ========== ==========


 Comparative funds from
   operations per diluted
   share, adjusted for
   convertible debt (5):
 Adjusted funds from
  operations                   $9,638   $14,223    $79,812   $147,044
                            ========== ========= ========== ==========

 Adjusted weighted average
  number of diluted shares
  of common stock and
  operating units
  outstanding                  53,580    52,935     53,438     53,063
                            ========== ========= ========== ==========

 Adjusted comparative funds
  from operations               $0.18     $0.27      $1.49      $2.77
                            ========== ========= ========== ==========

                              THREE MONTHS ENDED   TWELVE MONTHS ENDED
                                 DECEMBER 31,         DECEMBER 31,
                                 ------------         ------------
                                 2002      2001       2002       2001
                                 ----      ----       ----       ----
 Operating Information:
 Comparative EBITDA (6)       $43,070   $43,760   $215,839   $267,924
 Occupancy                       59.1%     55.8%      64.0%      65.9%
 ADR                           $94.27    $95.60     $99.44    $105.72
 RevPAR                        $55.75    $53.35     $63.69     $69.72
 RevPAR increase (decrease)       4.5%                -8.6%

(1) In 2002 we incurred $3,244 of costs related to the formal separation of management functions from Interstate Hotels & Resorts. In 2001 we incurred a restructuring charge of $1,080 in connection with operational changes at our corporate headquarters. The costs for both years are included in administrative and general expenses on our income statement. We excluded the costs from our comparative FFO because we consider them to be non-recurring in nature.

(2) We adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets," effective January 1, 2002. Gains and losses from all asset sales, any income or loss from the assets prior to disposal and any income or loss from assets classified as held for sale, are required to be reported as discontinued operations. We sold three hotels during the third quarter and two hotels during the fourth quarter of 2002. In January 2003, we sold one hotel classified as held for sale at December 31, 2002. As required by SFAS No. 144, we have reclassified prior year periods to reflect operations of the six hotels as discontinued operations.

(3) Includes loss on sold assets of $14,793 and $21,197 for the three months and twelve months ended in 2002, respectively. Also includes $15,368 loss on asset impairment in 2002 for property sold in January 2003.

(4) Comparative funds from operations represents funds from operations, as defined by the National Association of Real Estate Investment Trusts, adjusted for the impact of non-hedging derivatives and significant non-recurring items.

(5) FFO and FFO per share as adjusted for the conversion of our convertible debt, which was anti-dilutive for the three months ended December 31, 2002 and 2001, and for the twelve months ended December 31, 2002.

(6) Comparative EBITDA represents consolidated earnings before interest expense, income taxes, depreciation and amortization and includes the operations from the assets included in discontinued operations, adjusted for non-recurring items.

                                THREE MONTHS ENDED  TWELVE MONTHS ENDED
                                    DECEMBER 31,        DECEMBER 31,
                                 -----------------  -------------------
                                 2002      2001       2002       2001
                                 ----      ----       ----       ----

   Comparative EBITDA from
    continuing operations     $42,842   $41,906   $210,845   $256,732
   Comparative EBITDA from
    discontinued operations       228     1,854      4,994     11,192
                            ---------- --------- ---------- ----------
   Comparative EBITDA         $43,070   $43,760   $215,839   $267,924
                            ========== ========= ========== ==========


MERISTAR CONTACT: BRUCE RIGGINS, VP STRATEGIC PLANNING & ANALYSIS, (202) 295-2276 OR MELISSA THOMPSON, DIRECTOR OF CORPORATE COMMUNICATIONS, (202) 295-2228 MEDIA CONTACT: JERRY DALY OR CAROL MCCUNE, MEDIA DALY GRAY PUBLIC RELATIONS, (703) 435-6293